CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of Patient Opportunity Trust (formerly a series of Trust for Advised Portfolio) a series of Advisor Managed Portfolios, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Policy” and “Other Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
February 4, 2025